EXHIBIT 23.1

[DELOITTE TOUCHE TOHMATSU LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-13320, No. 333-10312, and 333-132736 of Highway Holdings Limited on Form S-8 of our report dated June 2, 2006, appearing in the Annual Report on Form 20-F of Highway Holdings Limited for the year ended March 31, 2006.

/s/ Deloitte Touche Tohmatsu

Hong Kong
June 29, 2006